Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance Chief Financial Officer
(585) 647-6400

Investor Relations: Leigh Parrish/Caren Barbara
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. TO REPORT
SECOND QUARTER 2009 EARNINGS ON OCTOBER 21, 2008
~Reiterates Second Quarter Guidance~
ROCHESTER, N.Y. — October 7, 2008 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, will release fiscal 2009 second quarter results on October 21, 2008. The Company will host a conference call and audio webcast on October 21, 2008 at 11:00 a.m. Eastern Time.
     The conference call may be accessed by dialing 800-762-8795 and using the required pass code 3928109. A replay will be available approximately one hour after the recording through Tuesday, October 28, 2008 and can be accessed by dialing 800-406-7325. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through October 28, 2008.
     As previously disclosed, the Company anticipates comparable store sales growth in the range of 3% to 5% and diluted earnings in the range of $.36 to $.38 for the second quarter of fiscal 2009.
     Separately, the Company also announced that it will participate in the Wachovia Consumer Growth Conference on October 14, 2008 in New York City at 11:15 a.m. Eastern Time. The presentation and webcast for the aforementioned conference can be accessed via the Company’s website at www.monro.com under the Investor Info link.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 709 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2008.
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